Exhibit 10.7

EXECUTION COPY

COLLEGIUM PHARMACEUTICAL, INC.

Series B Convertible Preferred Stock Purchase Agreement

Dated as of February10, 2012

i

5.2	Amendments, Waivers and Consents	19
5.3	Addresses for Notices	20
5.4	Costs, Expenses and Taxes	20
5.5	Binding Effect; Assignment	21
5.6	Prior Agreements	21
5.7	Severability	21
5.8	Governing Law	21
5.9	Headings	21
5.10	Counterparts	21
5.11	Further Assurances	21
5.12	Indemnification	21

SCHEDULES

Schedule A — The Closing

EXHIBITS

1.1	Restated Certificate
2.1(c)(ii)	Opinion of Pepper Hamilton LLP
2.1(c)(v)	Fourth Amended and Restated Stockholders Agreement
2.1(c)(vii)	Fifth Amended and Restated Investor Rights Agreement
2.1(c)(viii)	Management Rights Letter
2.1(c)(ix)	Indemnification Agreement
3.0	Disclosure Schedules

ii

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Series B Convertible Preferred Stock Purchase Agreement (“Agreement”) dated as of February 10, 2012 is entered into by and among Collegium Pharmaceutical, Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on Schedule A hereto (each a “Purchaser” and collectively, the “Purchasers”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

PURCHASE, SALE AND TERMS OF SHARES

1.1          Recapitalization and Authorization of Series B Convertible Preferred Stock; Definitions.  By the filing the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 1.1 (the “Restated Certificate”) with the Secretary of State of the State of Delaware, the Company has (a) effected the recapitalization, reclassification and conversion of all issued and outstanding shares of the Company’s previously issued preferred stock that was authorized by the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 23, 2008, as further amended on February 26, 2010 and November 19, 2010 (such certificate of incorporation and amendments together, the “Prior Charter”), into shares of a newly designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and (b) authorized the issuance and sale of up to Twenty Seven Million Three Hundred Twenty-Four Thousand Two Hundred Thirty Seven (27,324,237) shares (the “Series B Preferred Shares”) of a newly designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”, together with the Series A Preferred Stock, the “Preferred Stock”). The Series B Preferred Stock and Series A Preferred Stock shall have the rights, privileges, preferences and restrictions set forth in the Restated Certificate.  Except as otherwise defined herein, capitalized terms used in this Agreement are defined in Section 4.1.

1.2          Conversion Shares.  Prior to the Closing Date (as defined below), the Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), to satisfy the rights of conversion of the holders of the Series B Preferred Stock.  Any shares of Common Stock issuable upon conversion of the Series B Preferred Stock are herein referred to as the “Conversion Shares.”

1.3          The Shares.  The Series B Preferred Shares and the Conversion Shares are sometimes collectively referred to herein as the “Shares.”

1.4          The Closing.

(a)           The Company agrees to issue and sell to the Purchasers and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, including the closing conditions set forth in Section 2.1, the Purchasers, severally but not jointly, agree to purchase that number of the Series B Preferred Shares set forth opposite their respective names in Schedule A attached hereto under the heading “No. of Series B Preferred Shares Purchased with Cash or Conversion of Notes” and under the heading “No. of Series B Preferred Shares Purchased by Net Exercise of Warrants” at a purchase price of $0.84 per share (“Purchase Price”).  The closing of the sale of the Series B Preferred Shares (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, 125 High Street, Boston, Massachusetts 02110 (or remotely via the exchange of documents and signatures) at 11:00 a.m., Eastern time, on the date of this Agreement unless another date, place or time is agreed to in writing by the Company and the Purchasers obligated to purchase sixty-six percent (66%) of the shares of Series B Preferred Shares to be issued pursuant to this Agreement at the Closing (the “Closing Date”).  At the Closing, the Company will issue and deliver certificates evidencing the Series B Preferred Shares to be sold at the Closing to each of the Purchasers against payment of the full purchase price therefor by (i) wire transfer of immediately available U.S. funds, (ii) cancellation or conversion of the Notes (as defined in Section 1.4(b)) in accordance with Section 1.4(b), (iii) net exercise of the Warrants (as defined in Section 1.4(b)) in accordance with Section 1.4(b) or (iv) any combination of the foregoing methods.

(b)           Conversion of Notes and Net Exercise of Warrants.  Subject to the terms and conditions hereof, at the Closing, the Company and each holder (each, a “Note and Warrant Holder” and each of which is also an Purchaser, as indicated on Schedule A hereto) of the convertible promissory notes issued by the Company on February 28, 2011, March 22, 2011 and June 30, 2011 (collectively, the “Notes”) and the preferred stock warrants issued to such Note and Warrant Holder in connection with the issuance of the Notes (collectively, the “Warrants”) hereby (i) agrees that all unpaid principal and accrued interest (other than interest, if any, accrued after November 1, 2011, which the holders of the Notes party hereto agree is hereby cancelled) under the Notes issued to such Note and Warrant Holder shall convert into Series B Preferred Shares as indicated on Schedule A hereto with respect to such Note and Warrant Holder and (ii) agrees to effect the net exercise of the Warrants for that number of Series B Preferred Shares set forth opposite such Note and Warrant Holder’s name on Schedule A, under the heading “Series B Preferred Shares Issued Upon Exercise of Warrants.”  Each Note and Warrant Holder, severally and not jointly, (x) hereby irrevocably waives and relinquishes all rights to (A) notice required under the Notes and Warrants, if any, (B) repayment of any and all principal and all interest accrued on the Notes, including interest accrued after November 1, 2011 and cancelled pursuant hereto, (C) convert such Notes, exercise such Warrants, or to otherwise acquire capital stock of the Company pursuant to such Notes and Warrants, except on the basis provided for in this Section 1.4(b), which, effective as of the Closing, shall represent solely the right to receive Series B Preferred Shares on the basis provided for herein, and (D) any and all other rights of any kind under the Notes and Warrants, (y) agrees that such Note and Warrant Holder’s Notes and Warrants shall be of no further force or effect immediately following the Closing, and (z) agrees that all liens on and security interests in the property of the Company will be deemed to have automatically been terminated, released, and discharged, in each case without any further action being required to effectuate the foregoing, and hereby authorizes the Company or its designee to file Uniform Commercial Code termination statements with respect to any UCC-1 previously filed in any jurisdiction in connection with the Notes.

1.5          Use of Proceeds.  The Company shall use the proceeds only for working capital and operational purposes of the Company, and, except as expressly contemplated by this Agreement, no proceeds will be used in the payment of any debt of the Company, or in the repurchase or cancellation of the Company’s securities without the consent of Purchasers holding a majority of the Shares.

1.6          Representations and Warranties by the Purchasers.  Each of the Purchasers represents and warrants severally, but not jointly, to the Company that (a) such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”); (b) such Purchaser is acquiring the Shares for such Purchaser’s own account and that the Shares are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof; (c) the execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser, and this Agreement has been duly executed and delivered, and constitutes a valid, legal, binding and enforceable agreement of such Purchaser; (d) such Purchaser has taken no action which would give rise to any claim by any other person for any brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby and (e) such Purchaser has sufficient knowledge and experience in finance and business that he, she or it is capable of evaluating the risks and merits of his, her or its investment in the Company and such Purchaser is able financially to bear the risks thereof.  The acquisition by each Purchaser of the Shares acquired by it shall constitute a confirmation of the representations and warranties made by each such Purchaser as at the date of such acquisition.  Each Note and Warrant Holder represents and warrants severally, but not jointly, to the Company that, such Note and Warrant Holder owns the Note(s) and Warrant(s) set forth opposite such Note and Warrant Holder’s name on Schedule A free and clear of all mortgages, liens, pledges, claims and encumbrances.  Each of the Purchasers further represents that it understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 as promulgated by the Securities and Exchange Commission, all certificates evidencing any of the Series B Preferred Stock shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS.”

ARTICLE 2

CONDITIONS TO CLOSINGS

2.1          Conditions to Purchaser’s Obligations at the Closing.  The obligation of each Purchaser to purchase shares of Series B Preferred Shares at the Closing is subject to the fulfillment (or waiver by the Purchasers obligated to purchase sixty-six percent (66%) of the shares of Series B Preferred Shares to be issued at the Closing), on or before the Closing, of each of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in Article 3 hereof shall be true and correct on the date of the Closing, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date).

(b)           Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with.

(c)           Documentation at Closing.  The Purchasers shall have received prior to or at the Closing all of the following documents or instruments, or evidence of completion thereof, each in form and substance satisfactory to the Purchasers and their counsel:

(i)            A copy of the Restated Certificate, certified by the Secretary of State of the State of Delaware as of a recent date, a copy of the votes of the Board of Directors evidencing the adoption of the Restated Certificate, the approval of this Agreement, the Financing Documents (as defined below), the Management Rights Letters, the Indemnification Agreements, the issuance of the Series B Preferred Shares and the other matters contemplated hereby, a copy of the votes of the stockholders of the Company evidencing the adoption of the Restated Certificate, and a copy of the Bylaws of the Company, all of which shall have been certified by the Secretary of the Company to be true, complete and correct in every particular, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the Series B Preferred Shares.

(ii)             An opinion of Pepper Hamilton LLP, counsel to the Company, in a form set forth in Exhibit 2.1(c)(ii).

(iii)            A certificate of the Secretary of the Company certifying the names of the officers of the Company authorized to sign this Agreement, the certificates for the Series B Preferred Stock, and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.  The Purchasers may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(iv)          A certificate of the President of the Company stating that the representations and warranties of the Company contained in Article 3 hereof in connection with the transactions contemplated hereby are true and correct as of the Closing and that all conditions required to be performed prior to or at the Closing have been performed as of the Closing, unless otherwise waived by the Purchasers.

(v)            A Fourth Amended and Restated Stockholders Agreement among the Company and the other parties thereto in the form set forth in Exhibit 2.1(c)(v) (the “Stockholders Agreement”) duly executed and delivered by the parties named therein.

(vi)           A Certificate of Good Standing for the Company certified by the Secretary of the State of Delaware as of a recent date prior to the Closing date.  Certificates of good standing with respect to the Company, certified by the respective state officer of the states in which the conduct of the Company’s business requires it to be licensed or qualified to transact business as a foreign corporation and in good standing, in each case as of a date not more than five (5) Business Days prior to the Closing Date.

(vii)          A Fifth Amended and Restated Investor Rights Agreement in the form set forth in Exhibit 2.1(c)(vii) (the “Investor Rights Agreement”) duly executed and delivered by the parties named therein.

(viii)        Management rights letters substantially in the form attached hereto as Exhibit 2.1(c)(viii) (the “Management Rights Letter”) duly executed and delivered by the parties named therein.

(ix)          Indemnification agreement substantially in the form attached hereto as Exhibit 2.1(c)(ix) (the “Indemnification Agreements”) duly executed and delivered by the Company and the parties named therein.

(x)           Executed proprietary information/assignment of inventions agreements from all current and former Key Employees to the Company.

(d)           Participation.  The other Purchasers specified on Schedule A hereto shall have participated in the Closing.

(e)           Board of Directors.  The Board of Directors of the Company immediately following the Closing shall consist of up to five (5) members, of which the members initially shall be David Hirsch, Stephen Hoffman, Patrick Heron, Patrick J. Fortune and Michael Heffernan.

(f)            Qualifications.  As of the Closing, all authorizations, approvals or permits of or filings with, any governmental authority, including state securities or “Blue Sky” offices, that are required by law in connection with the lawful sale and issuance of the Series B Preferred Stock shall have been duly obtained by the Company and shall be effective as of the Closing, except for any notice that may be required subsequent to the Closing under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis).

(g)           Consents, Waivers, Etc.  Prior to the Closing, the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement and issue the Series B Preferred Stock, and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.  All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Series B Preferred Stock and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal or state securities laws.  In addition to the documents set forth above, the Company shall have provided to the Purchasers any other information or copies of documents that the Purchasers may reasonably request.

2.2          Conditions to the Company’s Obligations at the Closing.  The obligation of the Company to sell Series B Preferred Shares to a Purchaser at a Closing is subject to the fulfillment (or waiver by the Company), on or before such Closing, of each of the following conditions:

(a)           such Purchaser shall have paid to the Company the Purchase Price for the Series B Preferred Shares being purchased by such Purchaser at such Closing, by wire transfer of immediately available funds or, as applicable, delivery of Notes held by such Purchaser to be automatically converted into Series B Preferred Shares;

(b)           the representations and warranties of such Purchaser contained in Section 1.6 shall be complete and accurate as of such Closing;

(c)           such Purchaser shall have performed and complied with in all material respects all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing;

(d)           the Company, the Purchasers and certain of the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders Agreement; and

(e)           the Company, the Purchasers and certain of the other stockholders of the Company named as parties thereto shall have executed and delivered the Investor Rights Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed by the Company in a written disclosure schedule provided by the Company to the Purchasers dated the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to each Purchaser that the statements contained in this Article 3 are complete and accurate as of the date of this Agreement.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article 3 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1          Organization and Standing; Subsidiaries.

(a)           The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted.  The Company is duly qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the Company’s property owned or leased, or the nature of the activities conducted by the Company, in such jurisdictions makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not reasonably be expected to result, individually or in the aggregate, in any material adverse effect on the business, operations, affairs, or condition (financial or otherwise) of the Company or in its properties or assets taken as a whole (a “Material Adverse Effect”).

(b)           The Company does not have any Subsidiaries.  The Company does not (i) own of record or beneficially, directly or indirectly, (A) any shares of capital stock or securities convertible into capital stock of any other corporation or (B) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (C) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

3.2          Corporate Action.  The Company has all necessary corporate power and has taken all corporate action required to enter into and perform this Agreement and any other agreements and instruments contemplated hereby or executed in connection herewith, including, without limitation, the Stockholders Agreement and the Investor Rights Agreement (collectively, the “Financing Documents”).  The Financing Documents are valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles (whether considered in a proceeding in equity or at law).  The issuance, sale and delivery of the Series B Preferred Stock in accordance with this Agreement, and the issuance and delivery of the Conversion Shares upon conversion of the Series B Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company.  Sufficient authorized but unissued shares of Common Stock have been reserved by appropriate corporate action in connection with the prospective conversion of the Series B Preferred Stock and any other Preferred Stock as provided under the Restated Certificate.  The Series B Preferred Shares, when issued, sold and delivered in accordance with the terms of this Agreement, and the Conversion Shares when issued upon conversion of the Series B Preferred Shares, will be duly and validly issued, fully paid, non-assessable and neither the Series B Preferred Shares, nor the Conversion Shares when issued upon the conversion of the Series B Preferred Shares, will be, subject to preemptive rights or other preferential rights in any present stockholders of the Company, will not be subject to any Lien, and will not conflict with any provision of any agreement or instrument to which the Company is a party or by which it or its property is bound nor be subject to any restrictions on transfer other than restrictions imposed or created under the Financing Documents, by applicable law, or by the Purchaser.

3.3          Governmental Approvals.  Subject to the accuracy of the representations of the Purchasers in Section 1.6, except for the filing of any notice subsequent to a Closing that may be required under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the execution and delivery by the

Company of this Agreement, for the offer, issue, sale and delivery of the Series B Preferred Shares, for the issue and delivery of the Conversion Shares upon conversion of the Series B Preferred Shares, or for the performance by the Company of its obligations under this Agreement.

3.4          Litigation.  Except as set forth in Section 3.4 of the Disclosure Schedule, there is no litigation or governmental proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company affecting any of the Company’s properties or assets, or against any officer, Key Employee or holder of more than 5% of the capital stock of the Company (other than any Purchaser) relating to such person’s performance of duties for the Company or relating to such Person’s stock ownership in the Company or otherwise relating to the business of the Company, nor, to the knowledge of the Company has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted.  Neither the Company nor, to the Company’s knowledge, any officer, Key Employee or holder of more than 5% of the capital stock of the Company (other than any Purchaser) is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other governmental agency affecting the Company or any of its assets or properties.  There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened (or any basis therefor) which could reasonably be expected to result in a Material Adverse Effect.  The foregoing sentences include, without limiting their generality, actions pending or, to the knowledge of the Company, threatened against the Company involving the prior employment of any of the Company’s officers or employees or their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers.

3.5          Certain Agreements of Officers and Key Employees.

(a)           Except as listed in Section 3.5(a) of the Disclosure Schedule, the Company is not a party to nor obligated in connection with its business with respect to (i) outstanding contracts with employees, agents, consultants, advisers, sales representatives, distributors, sales agents or dealers or (ii) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.  To the knowledge of the Company, no officer or Key Employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or Key Employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and, to the knowledge of the Company, the continued employment of the Company’s officers and Key Employees does not subject to the Company or any Purchaser to any liability to third parties.  Each current and former employee, consultant and officer of the Company, who either alone or in concert with others develops, invents, programs or designs any Intellectual Property Rights of the Company, has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”).  No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.  To the extent that any current or former employee, consultant and officer of the Company has not signed a Confidential Information Agreement, none of such employees, consultants or officers were involved with the development, inventing, programing or design of DETERx or any other Intellectual Property Rights of the Company.  To the extent that any current or former employee, consultant and officer of the Company has signed a Confidential Information Agreement after the commencement of their employment or service relationship with the Company, none of such employees, consultants or officers were involved with the development, inventing, programing or design of DETERx or any other Intellectual Property Rights of the Company.

(b)           To the knowledge of the Company, no officer of the Company nor any Key Employee of the Company has expressed any present intention of terminating his employment with the Company.  The Company has no present intention of terminating any officer or Key Employee of the Company.

3.6          Compliance with Other Instruments.  The Company is not in default under the terms and provisions of this Agreement, of its certificate of incorporation and bylaws, and of all mortgages, indentures, leases, material agreements and other instruments, if any, by which it is bound or to which it or any of its respective properties or assets are subject.  The Company is not in default under any judgments, decrees or governmental orders, or material statutes, rules or regulations by which it is bound or to which any of its properties or assets are subject.  Neither the execution and delivery of this Agreement or the issuance of the Shares, nor the consummation of any transaction contemplated by this Agreement, has constituted or resulted in or will constitute or result in a material default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations.

3.7          Financial Information.  The audited balance sheet of the Company at December 31, 2010, and the related statements of operations and cash flows for the fiscal year then ended, and the unaudited balance sheet of the Company at December 31, 2011, and the related unaudited statements of operations and cash flows for the year then ended, attached hereto as Section 3.7 of the Disclosure Schedule (collectively, the “Financial Statements”), present fairly in all material respects the financial position of the Company as of the dates thereof and the results of operations for the period covered thereby (subject, in the case of such unaudited financial statements, to immaterial year-end audit adjustments) and have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except for the absence of footnotes not customarily included in such statements.  The Company does not have, and the Company does not have reasonable grounds to know of, any liability, contingent or otherwise, over $50,000 not adequately reflected in or reserved against in the aforesaid December 31, 2011 balance sheet or in the notes thereto.

Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2011, there has been no:

(a)            change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)            any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)             any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)            any resignation or termination of employment of any officer or Key Employee of the Company;

(h)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)             any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)             any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)            any sale, assignment or transfer of any Intellectual Property Rights;

(l)             to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(m)           any arrangement or commitment by the Company to do any of the things described in this Subsection 3.7.

3.8          No Insolvency.  No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened.  The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

3.9          Employee Benefits; ERISA.  The Company has complied in all material respects with all applicable laws relating to wages, hours and collective bargaining.  Except as set forth on Section 3.9 of the Disclosure Schedule, the Company has not maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Company’s or any Affiliate’s employees or former employees or beneficiaries thereof, personnel policy, excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, consulting agreement, worker’s compensation law, unemployment compensation law, social security law or any other benefit program or contract, except as required by law.  Each of such employee benefit plans and programs listed on Section 3.9 of the Disclosure Schedule complies in all material respects with (a) all applicable requirements of ERISA, and (b) all applicable requirements of the Code.

3.10        Transactions with Affiliates.  Except as set forth on Section 3.10 of the Disclosure Schedule and except as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, there are no loans, leases, royalty agreements or other continuing transactions between the Company and (a) any officer, employee or director of the Company, or (b) any member of the immediate family of such officer, employee, director or stockholder, or (c) any corporation or other entity controlled by such officer, employee, director or stockholder or a member of the immediate family of such officer, employee, director or stockholder.

3.11        Assumptions or Guaranties of Indebtedness of Other Persons.  Except as set forth on Section 3.11 of the Disclosure Schedule, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

3.12        Investments in Other Persons.  The Company has not made any loan or advance to any Person, other than in the normal course of business and on an arm’s length basis on commercially reasonable terms and as reflected in the Financial Statements, which, after giving effect to the transactions contemplated hereby, is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance.

3.13        Securities Act of 1933.  Assuming the representations of the Purchasers in Section 1.6 are true and correct, the offer, issuance and sale by the Company to the Purchasers of the Shares are, and will be as of the Closing, exempt from the registration and prospectus delivery requirements of the Securities Act, and have been, or will be as of the Closing, registered or qualified (or are, or will be as of the Closing, exempt from registration and qualification, subject to the completion of any post-sale Blue Sky filings, which filings the Company agrees it will complete) under the registration, permit or qualification requirements of the applicable state Blue Sky laws.

3.14        Brokers or Finders.  No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of their respective agents.

3.15        Capitalization; Status of Capital Stock.  Upon the filing of the Restated Certificate with the Secretary of State of Delaware, the Company will have a total authorized capitalization consisting of (i) Sixty Five Million (65,000,000) shares of Common Stock, Eleven Million Two Hundred Ten Thousand Eight Hundred Twenty (11,210,820) of which shares are issued and outstanding on the date hereof; and (ii) Forty-Five Million Eight Hundred Twenty-Two Thousand Six Hundred Fifty Six (45,822,656) shares of Preferred Stock, of which (a) Eighteen Million Four Hundred Ninety-Eight Thousand Four Hundred Nineteen (18,498,419) shares have been designated as Series A Preferred Stock, and of which Eighteen Million Four Hundred Sixty-Four Thousand Six Hundred Seventy Four (18,464,674) shares are issued and outstanding on the date hereof, and (b) Twenty-Seven Million Two Hundred Twenty-Four Thousand Two Hundred Thirty Seven (27,324,237) shares have been designated as Series B Preferred Stock, none of which are issued and outstanding on the date hereof, without giving effect to the transactions contemplated hereby.  A complete list of the capital stock of the Company outstanding and registered on the stock transfer books of the Company immediately prior to the Closing is set forth in Section 3.15 of the Disclosure Schedule.  All of the outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable.  The Series B Preferred Shares, when issued and delivered in accordance with the terms hereof and after payment of the purchase price therefor, and the Conversion Shares, when issued and delivered upon conversion of the Series B Preferred Shares in accordance with the terms of the Restated Certificate, as amended from time to time, will be duly authorized, validly issued, fully-paid and non-assessable.  Except as otherwise set forth in the Investor Rights Agreement and on Section 3.15 of the Disclosure Schedule, no preemptive, conversion or other rights, options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement.  In addition to the complete list of the capital stock of the Company outstanding and registered on the stock transfer books of the Company, Section 3.15 of the Disclosure Schedule sets forth (i) with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; and (iii) warrants or stock purchase rights (other than the stock purchase rights set forth in the Investor Rights Agreement), if any.  Except as set forth in Section 3.15 of the Disclosure Schedule, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by the Financing Documents, by applicable law or by the Purchaser.  Other than as provided in the Financing Documents, to the knowledge of the Company there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company.  The offer and sale of all capital stock and other securities of the Company issued before the Closing has not violated the Securities Act, or any state securities laws and no stockholder has a right of rescission with respect thereto.

3.16        Registration Rights.  Except for the rights granted to the Purchasers pursuant to the Investor Rights Agreement, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

3.17        Insurance.  The Company carries insurance covering its properties and businesses customary for the type and scope of its properties and businesses.

3.18        Books and Records.  The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

3.19        Title to Assets; Patents.

(a)           Other than any lien in respect of current taxes not yet due and payable, and (b) liens and encumbrances which do not in any case individually or in the aggregate materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have arisen in the ordinary course of business and shall be removed within a reasonable period, the Company has good and marketable title in fee to such of its fixed assets, if any, as are real property, and good and marketable title to all of its other assets and properties, free of any Liens of any kind, except for those disclosed on Section 3.19 of the Disclosure Schedule.  The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect.

(b)           Set forth in Section 3.19 of the Disclosure Schedule is a list of all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and registered copyrights, and applications for such that are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right.  Except as set forth in Section 3.19 of the Disclosure Schedule, there is no adverse claim to the Company’s knowledge that would interfere with the Company’s right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, software and intellectual property rights being used in the Company’s business as now operated and as now proposed to be operated; to the Company’s knowledge, the conduct of the Company’s business as now operated and as now proposed to be operated does not conflict and will not conflict with valid patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of any other Person.  To the Company’s knowledge no product or process presently used or proposed to be manufactured, marketed, offered, sold or used by the Company will violate any license or infringe on any Intellectual Property Rights of any other Person; and, except as set forth in Section 3.19 of the Disclosure Schedule, the Company has neither received notice that the Company’s Intellectual Property Rights conflict with the rights of others, nor would the present operation or proposed operation of the Company’s business conflict with the rights of others.  Except as set forth in Section 3.19 of the Disclosure Schedule, no claim is pending or, to the Company’s knowledge, threatened to the effect that any such Intellectual Property Rights owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and the Company has no reason to believe that any patents or Intellectual Property Rights owned or used by the Company may be invalid.  Except as set forth in Section 3.19 of the Disclosure Schedule, the Company has no obligation to compensate any Person for the use of any such patents or rights and the Company has not granted any Person any license or other rights to use in any manner any of the patents or rights of the Company, whether requiring the payment of royalties or not.  Except as set forth on Section 3.19 of the Disclosure Schedule, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, trade name, service mark or copyright.

3.20        Computer Programs.  Set forth in Section 3.20 of the Disclosure Schedule is a list of the Computer Programs owned, licensed or otherwise used by the Company (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses) in connection with the operation of its business as currently conducted or proposed to be conducted identifying with respect to each such Computer Program whether it is owned, licensed or otherwise used by the Company.  The Company does not own, license or otherwise use any Computer Programs (other than off-the-shelf computer programs) that is material to the conduct of its business as currently conducted or proposed to be conducted.

3.21        Intellectual Property Rights.  The Company owns or possesses or otherwise has the legally enforceable right to use, and has the right to bring actions for infringement of all Intellectual Property Rights necessary for the conduct of its business as currently conducted or, to the knowledge of the Company, as now proposed to be conducted.

3.22        Real Property Holding Corporation.  Since its date of incorporation, the Company has not been, and as of the date of the Closing shall not be, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986 (the “Code”), and in Section 1.897-2(b) of the Treasury Regulations issued thereunder.  The Company has no current plans or intentions which would cause the Company to become a “United States real property holding corporation,” and the Company has filed with the IRS all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

3.23        Taxes.  Except as set forth in Section 3.23 of the Disclosure Schedule, the Company has filed all tax returns, federal, state, county and local, domestic and foreign, required to be filed by it, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties, except to the extent being contested in good faith.  The Company has established adequate reserves for all taxes accrued but not yet payable to the extent required by generally accepted accounting principles.  Except as set forth in Section 3.23 of the Disclosure Schedule, all material tax elections of any type which the Company has made as of the date hereof are set forth in the financial statements referred to in Section 3.7.  No deficiency assessment with respect to or, proposed adjustment of the Company’s federal, state, county or local taxes, domestic and foreign, is pending or, to the knowledge of the Company, threatened.  There is no tax lien (other than for current taxes not yet due and payable), whether imposed by any federal, state, county or local taxing authority, domestic or foreign, outstanding against the assets, properties or business of the Company.  Neither the Company nor any of its present or former stockholders has ever filed an election pursuant to Section 1362 of the Code, that the Company be taxed as an S corporation.  The spin-off of Precision Dermatology, Inc. (“Precision”) from the Company that occurred on November 19, 2010 (the “Spin-Off”) qualified under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986 (the “Code”) for nonrecognition treatment with respect to the Company and any Company shareholders.  No transactions have occurred or are contemplated that could reasonably be expected to cause the Spin-Off to fail to so qualify under Sections 355 and 368(a)(1)(D) of the Code or to cause the Company to recognize gain under Section 355(e) of the Code in respect of the distribution of Precision.

3.24        Other Agreements.  Except as set forth in the Financing Documents or as set forth in Section 3.24 of the Disclosure Schedule, the Company is not a party to or otherwise bound by any written:

(a)           pension, profit sharing, retirement, bonus, incentive, stock option, phantom stock, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(b)           collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(c)           contract for the employment (other than employee offer letters provided in the ordinary course of business to employees other than officers) of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or any agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or any agreement relating to a loan to any officers, directors or Affiliates;

(d)           agreement or arrangement requiring the consent of any party thereto or containing any provision which would result in an acceleration, modification or termination of any rights or obligations of any party thereto upon, or providing any party thereto any remedy (including rescission or liquidated damages) in the event of the consummation of the transactions contemplated by this Agreement;

(e)           nondisclosure, noncompete or confidentiality agreements or agreements regarding ownership and rights with regard to work produced by employees, contractors or consultants;

(f)           agreement under which the Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company’s employees in the ordinary course of business under $10,000 with respect to each such employee);

(g)           agreement or indenture relating to borrowed money or other Indebtedness, a guaranty of any obligation by the Company (for borrowed money or otherwise) or the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar agreement) on any asset or group of assets of the Company, or any letter of credit arrangements or performance bond arrangements;

(h)           guarantee of any obligation;

(i)            power of attorney or other similar agreement or grant of agency;

(j)            lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property;

(k)           lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(l)            contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $100,000;

(m)         assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights (other than “off the shelf” licenses for third party software made available through regular commercial distribution channels on standard terms and conditions for aggregate license and maintenance fees of less than $25,000));

(n)           warranty agreement with respect to its services rendered or its products sold or leased;

(o)           agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(p)           sales, distribution or franchise agreement;

(q)           agreement with a term of more than one year which is not terminable by the Company upon less than 90 days’ notice without penalty;

(r)            contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world or providing for exclusivity in any business line, geographic area or otherwise;

(s)           contract or agreement containing a “most-favored nation”, “most favored pricing” or similar clause in favor of any Person; or

(t)            any other agreement which is material to its operations or business, whether or not in the ordinary course of business.

Each contract or agreement of the character referred to in the respective clauses of Section 3.24(a) through 3.24(t) is referred to herein as a “Material Contract.”

Except as set forth on Section 3.24 of the Disclosure Schedule, the Company, and to the Company’s knowledge, each other party thereto have in all material respects performed all the actions required to be performed by them to date, have received no notice of default and are not in default under any Material Contract now in effect to which the Company is a party or by which it or its property may be bound.  The Company has no present expectation or intention of not fully performing all its respective material obligations under each such Material Contact, and the Company has no knowledge of any material breach or anticipated breach by the other party to any Material Contract to which the Company is a party.  The Company is in compliance with all of the terms and provisions of its Certificate of Incorporation and Bylaws.

3.25        OFAC.  Neither the Company, and to the Company’s knowledge, no officer, employee or director of the Company, appears on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control.  The purchase and sale of the Shares is not prohibited by Executive Order 13224, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Currency and Foreign Transactions Reporting Act of 1970, the United States Money Laundering Control Act of 1986, or the Trading with the Enemy Act of 1917 (TWEA).

3.26        FCPA.  The Company has no officers, directors, or employees who are Foreign Officials as defined under the U.S. Foreign Corrupt Practices Act (“FCPA”).  The Company has no officers, directors or employees who have Family Members (as defined under FCPA) who are Foreign Officials.  The Company has not and will not, directly or indirectly, offer or pay, or authorize such offer or payment, any money or anything of value to improperly seek to influence any Foreign Official or foreign government entity decision-making or to gain a commercial or other advantage.

3.27        Qualified Small Business Stock.  As of and immediately following the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2 and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3).

3.28        Disclosure.  To the knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written statement furnished to the Purchasers or their special counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.  There is no fact within the knowledge of the Company which has not been disclosed herein or in writing to the Purchasers and which would, in the Company’s reasonable opinion, have a Material Adverse Effect.  The projections attached as Exhibit 3.28 hereto are based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, as of the date stated therein, believed to be reasonable, but which the Company cannot and does not assure or guarantee the attainment of in any manner.

ARTICLE 4

 DEFINITIONS AND ACCOUNTING TERMS

4.1          Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Board of Directors” means the board of directors of the Company as constituted from time to time.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Computer Programs” means (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), and (ii) all associated data and compilations of data, regardless of their form or embodiment.  “Computer Programs” shall include, without limitation, all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

“Indebtedness” means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor’s balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

“Intellectual Property Rights” means all of the following:  (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names, service names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) Computer Programs, (vii) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (viii) copies and tangible embodiments thereof.

“Key Employee” means and includes the President, Chief Executive Officer, any other executive-level employee and any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Intellectual Property Rights of the Company.

“Lien” means, any mortgage, pledge, assessment, security interest, encumbrance, lien, lease, levy, claim or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof or any other legal entity.

“Subsidiary” or “Subsidiaries” means any corporation or trust of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time outstanding shares of every class of such corporation or trust other than directors’ qualifying shares comprising at least fifty percent (50%) of the voting power of such corporation or trust.

4.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE 5

MISCELLANEOUS

5.1          No Waiver; Cumulative Remedies.  No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.2          Amendments, Waivers and Consents.  Except as otherwise provided in this Agreement, amendment or termination of this Agreement, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company shall obtain consent thereto in writing from the Purchaser or Purchasers holding sixty-six percent (66%) of the voting power of the Series B Preferred Shares then outstanding; provided that any such amendment, termination or waiver that occurs before the Closing shall require the written consent of the Company and the Purchasers obligated to purchase sixty-six percent (66%) of the Series B Preferred Shares to be issued to all Purchasers at the Closing.  Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding anything to the contrary contained herein, any amendment which (i) increases any Purchaser’s obligations hereunder, or (ii) grants to any one or more Purchasers any rights more favorable than any rights granted to all other Purchasers hereunder, must be approved by each Purchaser so as to be effective against such Purchaser.

5.3          Addresses for Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to any other holder of the Shares: at such holder’s address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at the addresses set forth on Schedule A hereto; or

If to the Company, at Collegium Pharmaceutical, Inc., 400 Highland Corporate Drive, Cumberland, RI 02864, with a copy to Pepper Hamilton LLP, 125 High Street, Boston, Massachusetts 02110, Attention: Robert Chow, Esq.;

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 5.3.

5.4          Costs, Expenses and Taxes.  Each party hereto shall bear its own expenses in connection with the transactions contemplated hereby; provided, however, the Company shall pay at the Closing the reasonable fees and expenses of counsels to the Purchasers in an amount not to exceed $75,000 in the aggregate, subject to such counsels providing invoices reasonably documenting how such fees and expenses were incurred.  The Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Preferred Shares and other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes

5.5          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, successors and valid assigns, except that the Company shall not have the right to delegate any of its respective obligations hereunder or to assign its respective rights hereunder or any interest herein without the prior written consent of the holders of at least a majority in interest of the Shares.

5.6          Prior Agreements.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the purchase and sale of the Shares, including without limitation, the Summary of Terms & Conditions for Series B Preferred Stock Financing entered into with any of the Purchasers at any time before the date of this Agreement.

5.7          Severability.  The provisions of this Agreement and the terms of the Series B Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement or the Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the Series B Preferred Stock; but this Agreement and the terms of the Series B Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

5.8          Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

5.9          Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

5.10        Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together, including facsimiles thereof, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

5.11        Further Assurances.  From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchasers shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Shares.

5.12        Indemnification.  The Company shall, with respect to the representations, warranties and agreements made by it herein, indemnify, pay, defend and hold the Purchasers and each of the Purchasers’ officers, directors, employees and agents and their respective

Affiliates (the “Indemnitees”) harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto, which may be (i) imposed on such Indemnitee,  (ii) incurred by such Indemnitee, or (iii) asserted against such Indemnitee by a third party, in each case, based upon, arising out of or otherwise in respect of any breach by the Company of any representation or warranty of the Company contained in this Agreement.

5.13        Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

5.14        Delivery by Facsimile or PDF.  This Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or portable document format (pdf) sent by electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or emailed pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or emailed pdf as a defense to the formation of a contract and each such party forever waives any such defense.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

THE COMPANY:

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President

PURCHASERS:

LONGITUDE VENTURE PARTNERS, L.P.
a Delaware Limited Partnership

By:	Longitude Capital Partners, LLC
Its:	General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

LONGITUDE CAPITAL ASSOCIATES, L.P.
a Delaware Limited Partnership

By:	Longitude Capital Partners, LLC
Its:	General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

[Signature Page to Series B Preferred Stock Purchase Agreement]

PURCHASERS (Cont.):

SKYLINE VENTURE PARTNERS V, L.P.

By:	Skyline Venture Management V, LLC
Its:	General Partner

By:	/s/ John G. Freund
John G. Freund, Managing Director

FRAZIER HEALTHCARE VI, LP
By FHM VI, LP, its general partner
By FHM VI, LLC, its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Manager

/s/ E. Hunterson Henrie
E. Hunterson Henrie

/s/ Rawle Michelson
Rawle Michelson

[Signature Page to Series B Convertible Preferred Stock Purchase Agreement]

PURCHASERS (Cont.):

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP
By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP
By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

BOSTON MILLENNIA PARTNERS GMBH & CO. KG
By: Boston Millennia Verwaltunge GmbH

By:	/s/ Martin J. Hernon
Managing Director

BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
General Partner

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP
By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
General Partner

[Signature Page to Series B Convertible Preferred Stock Purchase Agreement]

PURCHASERS (Cont.):

/s/ Matthew Strobeck
Matthew Strobeck

[Signature Page to Series B Convertible Preferred Stock Purchase Agreement]

SCHEDULE A

Closing

Name of Purchaser	Aggregate Purchase Price		Series B Preferred Shares Purchased with Cash or Note Conversion	No. of Series B Preferred Shares Purchased by Net Exercise of Warrants
Longitude Venture Partners, L.P. 545 Steamboat Road Greenwich, CT 06830 Fax:	$10,783,865.40		12,837,935	n/a

Longitude Capital Associates, L.P. 545 Steamboat Road Greenwich, CT 06830 Fax:	$216,134.52		257,303	n/a

Skyline Venture Partners V, L.P. 525 University Avenue Suite 520 Palo Alto, CA 94301 Fax: 650-329-1090	$9,000,000.24		10,714,286	n/a

Frazier Healthcare VI, LP 550 Hamilton Ave. Suite 100 Palo Alto, CA 94301 Fax: (650) 325-5157	$1,071,223.58	(*)	1,275,266	258,133

Boston Millennia Partners II Limited Partnership 30 Rowes Wharf, Suite 500 Boston, MA 02110 Fax: (617) 428-5160	$1,080,348.82	(*)	1,286,129	260,332

Boston Millennia Partners II-A Limited Partnership 30 Rowes Wharf, Suite 500 Boston, MA 02110 Fax: (617) 428-5160	$51,751.37	(*)	61,608	12,470

Boston Millennia Partners GmbH & Co. KG 30 Rowes Wharf, Suite 500 Boston, MA 02110 Fax: (617) 428-5160	$153,842.67	(*)	183,146	37,071

Strategic Advisors Fund Limited Partnership 30 Rowes Wharf, Suite 500 Boston, MA 02110 Fax: (617) 428-5160	$9,714.13	(*)	11,564	2,340

Boston Millennia Associates II Partnership 30 Rowes Wharf, Suite 500 Boston, MA 02110 Fax: (617) 428-5160	$5,464.72	(*)	6,505	1,316

E. Hunterson Henrie c/o Ferghana Partners 420 Lexington Avenue, Suite 2626 New York, New York 10170 Fax: (212) 883-9395	$25,000.08		29,762	n/a

Rawle Michelson c/o Ferghana Partners 420 Lexington Avenue, Suite 2626 New York, New York 10170 Fax: (212) 883-9395	$25,000.08		29,762	n/a

Matthew Strobeck 3 Lakeview Terrace Winchester, MA 01890	$38,844.86	(*)	46,243	13,066

Totals:	$22,461,190.47		26,739,509	584,728

(*)  Represents principal and interest accrued through November 1, 2011 under the Notes.

Exhibit 1.1

Restated Certificate

Exhibit 2.1(c)(ii)

Opinion of Pepper Hamilton

Exhibit 2.1(c)(v)

Fourth Amended and Restated Stockholders Agreement

Exhibit 2.1(c)(vii)

Fifth Amended and Restated Investor Rights Agreement

Exhibit 2.1(c)(viii)

Management Rights Letter

Exhibit 2.1(c)(ix)

Indemnification Agreement

Exhibit 3.0

Disclosure Schedules